Exhibit 3.4

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

PEAK RESOURCES GP LLC

A Delaware Limited Liability Company

Dated as of

October [•], 2024

i

ii

Section 13.3	Entire Agreement; Superseding Effect	25
Section 13.4	Amendment or Restatement	25
Section 13.5	Binding Effect	25
Section 13.6	Governing Law; Invalidity of Provisions	25
Section 13.7	Arbitration	25
Section 13.8	Venue	26
Section 13.9	Further Assurances	26

iii

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

PEAK RESOURCES GP LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Peak Resources GP LLC (the “Company”), dated as of October [•], 2024 is adopted, executed and agreed to by Bryan H. Lawrence (the “Initial Member”) and the persons from time to time identified on the Schedule 1 (as defined herein) who are members of the Company (each, a “Member” and collectively, the “Members”).

RECITALS:

WHEREAS, a Certificate of Formation for the Company (the “Certificate”) as described in Section 18-201 of the Delaware Limited Liability Company Act (together with any successor statute, as amended from time to time, the “Act”) was filed with the Secretary of State of Delaware on November 13, 2023 in accordance with the Act;

WHEREAS, the Initial Member executed the Limited Liability Company Agreement of the Company, dated as of January 15, 2024 (the “Original Agreement”); and

WHEREAS, Company and the undersigned Members wish to enter into this Agreement amending, restating and superseding in its entirety the Original Agreement and setting forth the terms and conditions governing the operation and management of the Company.

NOW THEREFORE, for and in consideration of the premises, the covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby amend and restate the Original Agreement in its entirety as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

“Act” is defined in the recitals.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the introductory paragraph, as the same may be amended, modified, supplemented or restated from time to time.

“Applicable Law” means (a) any United States federal, state or local law, statute or ordinance or any rule, regulation, order, writ, injunction, judgment, decree or permit of any Governmental Authority and (b) any rule or listing requirement of any national securities exchange or trading market recognized by the Commission on which securities issued by the Partnership are listed or quoted.

“Audit Committee” is defined in Section 6.10(b).

“Authorized Representative” is defined in Section 3.5.

“Bankruptcy” or “Bankrupt” means, with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Applicable Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties or (b) a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Applicable Law has been commenced against such Person and 120 days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 days have expired without the appointment having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in the Act.

“Board” is defined in Section 6.1(c).

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Colorado shall not be regarded as a Business Day.

“Capital Account” is defined in Section 5.3.

“Capital Contribution” means the amount of cash and cash equivalents and the net agreed value of any property (other than cash and cash equivalents) contributed to the Company.

“Class A Common Unit” is defined in the Partnership Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” is defined in Section 4.1.

“Company” is defined in the introductory paragraph.

“Conflicts Committee” is defined in the Partnership Agreement.

“Conflicts Committee Independent Director” means a Director who meets the standards set forth in the definition of “Conflicts Committee” in the Partnership Agreement.

“Delaware Certificate” is defined in Section 2.1.

“Director” or “Directors” means a member or members of the Board.

“Dissolution Event” is defined in Section 12.1(a).

“Governmental Authority” means any federal, state or local court or governmental or regulatory agency or authority or any arbitration board, tribunal or mediator having jurisdiction over the Company or its assets or any Member.

“GP-Related Business” is defined in Section 6.1(c).

“Group Member” is defined in the Partnership Agreement.

“Group Member Agreement” is defined in the Partnership Agreement.

“Indemnitee” means any of (a) the Members, (b) any Person who is or was an Affiliate of the Company (other than any Group Member), (c) any Person who is or was a manager, member, partner, director (including any Director), officer, fiduciary or trustee of the Company or any Affiliate of the Company (other than any Group Member), (d) any Person who is or was serving at the request of the Company or any Affiliate of the Company as a manager, member, partner, director, officer, fiduciary or trustee of another Person; provided, however, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (e) any Person the Board designates as an “Indemnitee” for purposes of this Agreement.

“Joint Venture” is defined in the Partnership Agreement.

“Joint Venture Agreement” is defined in the Partnership Agreement.

“Limited Partner” and “Limited Partners” are defined in the Partnership Agreement.

“Member” is defined in the introductory paragraph.

“Notices” is defined in Section 13.2.

“NYSE American” means the NYSE American LLC (or its successor).

“Officers” is defined in Section 7.1(b).

“Original Agreement” is defined in the Recitals.

“Partnership” means Peak Resources LP, a Delaware limited partnership.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership, to be dated as of even date herewith, as it may be further amended, supplemented or restated from time to time.

“Partnership Group” is defined in the Partnership Agreement.

“Percentage Interest” means, as to any Member, the percentage obtained by dividing (a) the number of Common Units held by such Member by (b) the total number of Common Units held by all Members at the time in question.

“Partnership Representative” is defined in Section 9.3.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, Governmental Authority or political subdivision thereof or other entity.

“Subsidiary” is defined in the Partnership Agreement.

“Transfer”, including the correlative terms, means any direct or indirect transfer, assignment, sale, gift, inter vivos transfer, pledge, hypothecation, mortgage, exchange, bequest, devise, conveyance, hedge or other encumbrance, or any other disposition or alienation (whether voluntary or involuntary or by operation of law) of any equity interests in the Company (including Common Units or any interest (pecuniary or otherwise) therein or right thereto), including without limitation derivative or similar transactions or arrangements whereby a portion or all of the economic interest in, or risk of loss or opportunity for gain with respect to, any equity interests of the Company (including Common Units) is transferred or shifted to another Person.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

(b) Other terms defined herein have the meanings so given them.

Section 1.2 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

ORGANIZATION

Section 2.1 Formation. The Company was formed as a Delaware limited liability company by the filing of a Certificate of Formation (as amended, the “Delaware Certificate”) on November 13, 2023 with the Secretary of State of the State of Delaware under and pursuant to the Act and by the entering into of the Original Agreement.

Section 2.2 Name. The name of the Company is “Peak Resources GP LLC” and all Company business must be conducted in that name or such other names that comply with Applicable Law as the Board may select.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent for service of process named in the Delaware Certificate or such other office (which need not be a place of business of the Company) as the Board may designate in the manner provided by Applicable Law. The registered agent for service of process of the Company in the State of Delaware shall be the initial registered agent for service of process named in the Delaware Certificate or such other Person or Persons as the Board may designate in the manner provided by Applicable Law. The principal office of the Company in the United States shall be at such a place as the Board may from time to time designate, which need not be in the State of Delaware, and the Company shall maintain records there. The Company may have such other offices as the Board may designate.

Section 2.4 Purposes and Powers. The purpose of the Company is to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a Limited Partner in the Partnership) and to engage in any lawful business or activity ancillary or related thereto. The Company shall possess and may exercise all the powers and privileges granted by the Act, by any other Applicable Law or by this Agreement, together with any powers incidental thereto, including such powers and privileges as are necessary or appropriate to the conduct, promotion or attainment of the business, purposes or activities of the Company.

Section 2.5 Term. The term of the Company commenced upon the filing of the Delaware Certificate on November 13, 2023 in accordance with the Act and shall continue until the dissolution of the Company in accordance with the provisions of Article XII. The existence of the Company as a separate legal entity shall continue until the cancellation of the Delaware Certificate as provided in the Act.

ARTICLE III

MEMBERSHIP

Section 3.1 Members. As of the date hereof, the Persons listed on Schedule 1 are the sole Members of the Company and have the Common Units and Percentage Interests set forth opposite each such Member’s name thereon. Schedule 1 shall be amended from time to time to reflect any changes in the Members and their respective Common Units and Percentage Interests without the further vote, act or consent of any Member.

Section 3.2 Liability. Except as otherwise provided by the Act, no Member shall be liable for the debts, obligations or liabilities of the Company solely by reason of being a member of the Company. The Company and each Member agree that the rights, duties and obligations of each Member in its capacity as a member of the Company are only as set forth in this Agreement and as otherwise arise under the Act. Furthermore, each Member agrees that, to the fullest extent permitted by Applicable Law, the existence of any rights of the Members, or the exercise or forbearance from exercise of any such rights, shall not create any duties or obligations of the Members in their capacity as members of the Company, nor shall such rights be construed to enlarge or otherwise to alter in any manner the duties and obligations of the Members.

Section 3.3 Voting. Unless otherwise delegated to the Board by this Agreement, the Members shall be entitled to vote on all matters relating to the Company, including matters relating to the amendment of this Agreement, any merger, consolidation or conversion of the Company, sale of all or substantially all of the assets of the Company and the termination, dissolution and liquidation of the Company.

Section 3.4 Quorum; Voting Requirement. The presence, in person or by proxy, of a majority of the Members shall constitute a quorum for the transaction of business by the Members. The affirmative vote of Members holding a majority of the Percentage Interests shall constitute a valid decision of the Members, except where a different vote is required by the Act or this Agreement.

Section 3.5 Proxies. Any Member entitled to vote but expecting to be absent from a meeting shall be entitled to designate in writing (or orally; provided, that such oral designation is later confirmed in writing) a proxy (an “Authorized Representative”) to act on behalf of such Member with respect to such meeting (to the same extent and with the same force and effect as the Member who has designated such Authorized Representative). Such Authorized Representative shall have full power and authority to act and take actions or refrain from taking actions as the Member by whom such Authorized Representative has been designated.

Section 3.6 Action Without Meeting. Any action required or permitted to be taken at any meeting of Members of the Company may be taken without a meeting, without prior notice and without a vote if a consent in writing setting forth the action so taken is signed by all Members. A consent transmitted by electronic transmission by a Member shall be deemed to be written and signed.

Section 3.7 Meetings of Members; Notice. Meetings of the Members may be called by (a) the Board or (b) by a Member or group of Members holding a majority of the Common Units. Notice stating the place, day and hour of any meeting of Members and the purpose for which the meeting is called shall be delivered pursuant to Section 13.2 not less than one Business Day nor more than 60 days before the date of the meeting by or at the direction of the Board or the Member calling the meeting, to each Member entitled to vote at such meeting.

Section 3.8 Waiver of Notice. When any notice is required to be given to any Member hereunder, a waiver thereof in writing signed by the Member or its Authorized Representative, whether before, at or after the time stated therein, shall be equivalent to the giving of such notice. Attendance at a meeting will be deemed a waiver of notice, except when a Member or Authorized Representative participates for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

ARTICLE IV

CAPITAL STRUCTURE; CAPITAL CONTRIBUTIONS

Section 4.1 Capital Structure. The capital structure of the Company shall consist of one class of common units (the “Common Units”). All Common Units shall be identical with each other in every respect. Each Common Unit shall be issued in exchange for $100,000 of Capital Contributions.

Section 4.2 Initial Capital Contributions. Each Member made a Capital Contribution as reflected Schedule 1 opposite such Member’s name.

Section 4.3 Additional Capital Contributions.

(a) The Members shall not be obligated to make additional Capital Contributions to the Company.

(b) No Member shall make an additional Capital Contribution to the Company without the prior written consent of Members holding an aggregate Percentage Interest of at least 60%.

Section 4.4 Fully Paid and Non-Assessable Nature of Common Units. All Common Units issued pursuant to, and in accordance with, the requirements of this Article IV shall be fully paid and non-assessable Common Units, except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Act.

ARTICLE V

DISTRIBUTIONS AND ALLOCATIONS

Section 5.1 Distributions. Subject to the Act and any agreements to which the Company is subject, cash of the Company which is not required, in the judgment of the Board, to meet obligations of the Company nor reasonably necessary for future operations may be distributed to the Members pro rata in proportion to their respective Percentage Interests at the times and in the amounts determined by the Board, in its sole discretion.

Section 5.2 Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Members on account of their interest in the Company if such distribution would violate the Act or other Applicable Law.

Section 5.3 Allocations of Profits and Losses. A capital account shall be established and maintained for each Member in accordance with the provisions of Section 704(b) of the Code, and Treasury Regulations §§1.704-1(b)(2)(iv) and 1.704-2 (a “Capital Account”). For purposes of maintaining the Members’ Capital Accounts in accordance with the provisions of Section 704(b) of the Code, profits and losses (and any allocable items of gross income, gain, loss and deduction includable therein) for any fiscal year (or portion thereof) will be allocated among the Members in such a manner as shall cause the Capital Accounts of the Members (as adjusted to reflect all distributions through the end of such year) to equal, as nearly as possible, the amount such Members would receive if all the assets of the Company on hand at the end of such year were sold for cash equal to their respective book values for purposes of Section 704(b) of the Code (taking into account any adjustments thereto for such year), and all remaining or resulting cash were distributed to the Members under Section 5.1; provided, however, that special allocations shall be made, to the extent necessary, in a manner that complies with the qualified income offset under Treasury Regulations §1.704-1(b)(2)(ii)(d). The definition of Capital Account and the allocations set forth herein are intended to comply with the Treasury Regulations. If the Board determines that the determination of a Member’s Capital Account or the allocations to a Member are not in compliance with the Treasury Regulations, the Board is authorized to make any appropriate adjustments.

Section 5.4 Tax Allocations. All income, gains, losses and deductions of the Company shall be allocated for U.S. federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses and deductions pursuant to Section 5.3 except as otherwise required in accordance with Section 704(c) of the Code and the Treasury Regulations thereunder.

Section 5.5 No Deficit Restoration Obligation. If any Member shall have a deficit balance in its Capital Account, such Member shall have no obligation, including upon dissolution or liquidation of the Company, to restore such negative balance or make any capital contributions to the Company by reason thereof, except as may be required by Applicable Law.

ARTICLE VI

MANAGEMENT

Section 6.1 Management by Board of Directors. The business and affairs of the Company shall be managed, operated and controlled by or under the direction of the Board of Directors of the Company (the “Board”). Subject to the provisions of Section 6.13(c), the Board shall have, and are hereby granted, full and complete power, authority and discretion for, on behalf of, and in the name of, the Company, to take such actions as they may deem necessary or advisable to carry out any and all of the objectives and purposes of the Company.

Section 6.2 Number; Qualification; Tenure.

(a) As of the date of this Agreement, the Board is initially comprised of the six (6) persons set forth on Exhibit A hereto. The number of Directors constituting the Board shall be fixed from time to time by action of Members holding an aggregate Percentage Interest of at least 60%. Each Director shall be appointed by action of the Board and shall continue in office until the removal of such Director in accordance with the provisions of this Agreement or until the earlier death or resignation of such Director.

(b) Unless otherwise waived in writing by the Board, any Director who is employed by any member of the Partnership Group shall be deemed to have been removed and cease to be a Director immediately upon the termination of such Director’s employment with such member of the Partnership Group, and any vacancy created by such removal shall be filled in accordance with Section 6.9.

Section 6.3 Regular Meetings. Regular meetings of the Board shall be held at such time and place as shall be designated from time to time by resolution of the Board. Notice of such regular meetings shall not be required.

Section 6.4 Special Meetings. A special meeting of the Board may be called at any time at the request of (a) the Chairman of the Board or (b) a majority of the Directors then in office.

Section 6.5 Notice. Written notice of all special meetings of the Board must be given to all Directors at least two Business Days prior to any special meeting of the Board. All notices and other communications to be given to Directors shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of an e-mail or facsimile, and shall be directed to the address, e-mail address or facsimile number as such Director shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting, except for amendments to this Agreement, as provided herein. A meeting may be held at any time without notice if all the Directors are present or if those not present waive notice of the meeting either before or after such meeting.

Section 6.6 Action by Consent of Board. To the extent permitted by Applicable Law, the Board, or any committee of the Board, may act without a meeting so long as a majority of the members of the Board or committee shall have executed a written consent with respect to any action taken in lieu of a meeting.

Section 6.7 Telephone Conference Meetings. Directors or members of any committee of the Board may participate in a meeting of the Board or such committee by means of telephone or video conference or similar communications equipment or by such other means by which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 6.8 Quorum and Action. A majority of all Directors, present in person or participating in accordance with Section 6.7, shall constitute a quorum for the transaction of business, but if at any meeting of the Board there shall be less than a quorum present, a majority of the Directors present may adjourn the meeting from time to time without further notice. Except as otherwise required by Applicable Law, all decisions of the Board shall require the affirmative vote of at least a majority of the Directors at any meeting at which a quorum is present.

Section 6.9 Vacancies; Increases in the Number of Directors. Vacancies and newly created directorships resulting from any increase in the number of Directors shall be filled by the appointment of individuals approved by action of Members holding an aggregate Percentage Interest of at least 60%. Any Director so appointed shall hold office until the next annual election and until his successor shall be duly appointed and qualified, unless sooner replaced.

Section 6.10 Committees.

(a) The Board may establish committees of the Board and may delegate any of its responsibilities to such committees, except as prohibited by Applicable Law.

(b) The Board shall have an audit committee (the “Audit Committee”) composed of Directors who meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder and by the NYSE American or any national securities exchange on which the Class A Common Units are listed, subject to the applicable phase-in provisions of such exchange. The Audit Committee shall establish a written audit committee charter in accordance with the rules and regulations of the Commission and the NYSE American or any national securities exchange on which the Class A Common Units are listed from time to time, in each case as amended from time to time. Each member of the Audit Committee shall satisfy the rules and regulations of the Commission and the NYSE American or any national securities exchange on which the Class A Common Units are listed from time to time, in each case as amended from time to time, pertaining to qualification for service on an audit committee.

(c) The Board may, from time to time, establish a Conflicts Committee. The Conflicts Committee shall be composed of two or more Directors, each of which will be Conflicts Committee Independent Directors. The Conflicts Committee shall function in the manner described in the Partnership Agreement. Notwithstanding any duty otherwise existing at law or in equity, any matter approved by the Conflicts Committee in accordance with the provisions, and subject to the limitations, of the Partnership Agreement, shall not be deemed to be a breach of any duties owed by the Board, any Director, any Officer or any other Person to the Company or any Member or any other Person bound by this Agreement.

(d) A majority of any committee, present in person or participating in accordance with Section 6.7, shall constitute a quorum for the transaction of business of such committee. Except as otherwise permitted by Section 6.6 or required by Applicable Law or the Partnership Agreement, all decisions of a committee shall require the affirmative vote of at least a majority of the committee members at any meeting at which a quorum is present.

(e) A majority of any committee may determine its action and fix the time and place of its meetings unless the Board shall otherwise provide. Notice of such meetings shall be given to, and may be waived by, each member of the committee in the manner provided for in Section 6.5. The Board shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 6.11 Removal. Any Director or the entire Board may be removed at any time, with or without cause, by the Members holding an aggregate Percentage Interest of at least 60%.

Section 6.12 Compensation of Directors. Unless otherwise restricted by the Act or other Applicable Law, the Board shall have the authority to fix the compensation of the Directors;

provided, however, that Directors who are also employees of the Company or any Affiliate thereof shall receive no compensation for their services as Directors or committee members. Subject to the immediately preceding sentence, the Directors may be paid their expenses, if any, of attendance at each meeting of the Board and may be paid a fixed sum for attendance at each meeting of the Board or a stated salary or other compensation as a Director. Members of special or standing Board committees may also be paid their expenses, if any, and an additional sum, salary or other compensation for attending Board committee meetings.

Section 6.13 Responsibility and Authority of the Board; Director Standards of Conduct.

(a) General. In addition to the powers and authorities expressly conferred on the Board by this Agreement, the Board may exercise all such powers of the Company and do all such acts and things as are not restricted by this Agreement, the Partnership Agreement, any Joint Venture Agreement, any Group Member Agreement, the Act or Applicable Law. Notwithstanding any duty (including fiduciary duties) otherwise existing at law or in equity, any matter approved by the Board or any committee thereof in accordance with the provisions, and subject to the limitations, of the Partnership Agreement, any Joint Venture Agreement or any Group Member Agreement, shall not be deemed to be a breach of any duties owed by the Board, any Director, any Officer or any other Person to the Company, any Member or any other Person bound by this Agreement. To the fullest extent permitted by the Applicable Law and notwithstanding anything in this Agreement to the contrary, other than as required by the implied contractual covenant of good faith and fair dealing, no Director, in such person’s capacity as a Director, shall have any duty, fiduciary or otherwise, to the Company, any Member or any other Person bound by this Agreement. The Members (in their own names and in the name and on behalf of the Company) hereby:

(i) agree that (A) the terms of this Section 6.13, to the extent that they modify or limit a duty or other obligation, if any, that a Director may have to the Company or any Member under the Act or other Applicable Law are reasonable in form, scope and content; and (B) the terms of this Section 6.13 shall control to the fullest extent possible if it is in conflict with a duty, if any, that a Director may have to the Company or any Member, under the Act or any other Applicable Law; and

(ii) waive to the fullest extent permitted by Applicable Law, any duty or other obligation, if any, that a Member may have to the Company or another Member, pursuant to the Act or any other Applicable Law, to the extent necessary to give effect to the terms of this Section 6.13.

(b) Specified Standard. Whenever the Directors (in their respective capacities as such), make a determination or cause the Company to take or decline to take any action relating to the management and control of the business and affairs of the Partnership Group for which the Company or the Directors are required to act in accordance with a particular standard under the Partnership Agreement, any Joint Venture Agreement or any Group Member Agreement, as applicable, then the Directors shall make such determination or cause the Company to take or decline to take such other action in accordance with such standard and, to the fullest extent permitted by Applicable Law, shall not be subject to any other or different standards or duties (including fiduciary duties) imposed by this Agreement, the Partnership Agreement, any Joint Venture Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Act or any other Applicable Law or in equity.

(c) Member Consent Required for Extraordinary Matters. Notwithstanding anything herein to the contrary, the Board will not take any action without approval of the Members with respect to an extraordinary matter that would have, or would reasonably be expected to have, a material effect, directly or indirectly, on the Members’ interests in the Company. The type of extraordinary matter referred to in the prior sentence shall include, but not be limited to, the following: (i) commencement of any action relating to bankruptcy, insolvency, reorganization or relief of debtors by the Company, a Joint Venture or any Group Member; (ii) a merger, consolidation, recapitalization or similar transaction involving the Company, a Joint Venture, the Partnership or any material Subsidiary of the Partnership; (iii) a sale, exchange or other transfer not in the ordinary course of business of a substantial portion of the assets of the Company, a Joint Venture or any Group Member, viewed on a consolidated basis, in one or a series of related transactions; (iv) the issuance or repurchase of any equity interests in the Company or a Joint Venture; (v) a dissolution or liquidation of the Company, a Joint Venture, the Partnership or any material Subsidiary of the Partnership; and (vi) any material amendment of the governing documents of a Joint Venture or a transfer, sale or other disposition of the Partnership or any Group Member’s equity interest in a Joint Venture. An extraordinary matter will be deemed approved by a Member if the Board receives a written, facsimile or electronic instruction evidencing such approval from such Member. To the fullest extent permitted by Applicable Law, a Director, acting as such, shall have no duty (including any fiduciary duty), responsibility or liability to any Member, the Company or any other Person bound by this Agreement with respect to any action by the Board approved by the Members.

Section 6.14 Other Business of the Members, Directors and Affiliates.

(a) Existing Business Ventures. The Company and the Members recognize that (i) each Member, each Director and their respective Affiliates may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company or the Partnership, (ii) each Member, each Director and their respective Affiliates may serve as a director, managers, officer, or employee of, or advisor to, such other business ventures, and (iii) that at any given time, such other business ventures may be in direct or indirect competition with the Company or the Partnership and (A) the Company, the Partnership, the Directors and the Members shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, (B) the pursuit of any such venture, even if competitive with the business of the Company or the Partnership, shall not be deemed wrongful or improper notwithstanding any duty otherwise existing at law or in equity, and (C) no Member, Director or their respective Affiliates shall have any obligation to offer to the Company or the Partnership any such venture.

(b) Business Opportunities. To the fullest extent permitted by law and notwithstanding any duty otherwise existing at law or in equity, none of the Members, any Director or any of their respective Affiliates who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company, shall have any duty to communicate or offer such opportunity to the Company or the Partnership, and such Persons shall not be liable to the Company, any Member or any other Person bound by this Agreement for breach of any duty (including any fiduciary duty) by reason of the fact that such Person pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Company; provided the Members, Directors or any of their Affiliates do not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Company or the Partnership Group to such Persons.

(c) Additional Acknowledgments. The Members (in their own names and in the name and on behalf of the Company):

(i) agree that (A) the terms of this Section 6.14, to the extent that they modify or limit a duty or other obligation, if any, that any other Member, Director or any of their respective Affiliates may have to the Company, another Member or any other Person bound by this Agreement under the Act or other Applicable Law, are reasonable in form, scope and content; and (B) the terms of this Section 6.14 shall control to the fullest extent possible if it is in conflict with a duty, if any, that any Member, any Director or any of their respective Affiliates may have to the Company or another Member or Director under the Act or any other Applicable Law; and

(ii) waive any duty or other obligation, if any, that the Members, any Director or any of their respective Affiliates may have to the Company or another Member or Director, pursuant to the Act or any other Applicable Law, to the extent necessary to give effect to the terms of this Section 6.14.

(d) The Members (in their own names and in the name and on behalf of the Company) acknowledge, affirm and agree that (i) the execution and delivery of this Agreement by each of the Members is of material benefit to the Company and the Members, and that each of the Members would not be willing to (x) execute and deliver this Agreement, and (y) make their agreed Capital Contributions to the Company, without the benefit of this Section 6.14 and the agreement of the parties hereto; and (ii) they have reviewed and understand the provisions of Section 18-1101(b) of the Act.

Section 6.15 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Company shall be entitled to assume that any Officer authorized by the Board to act on behalf of and in the name of the Company has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any authorized contracts on behalf of the Company, and such Person shall be entitled to deal with any such Officer as if it were the Company’s sole party in interest, both legally and beneficially. Each Member hereby waives, to the fullest extent permitted by Applicable Law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of any such Officer in connection with any such dealing. In no event shall any Person dealing with any such Officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of any such Officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Company by the Officers shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.

ARTICLE VII

OFFICERS

Section 7.1 Officers.

(a) The Board shall elect one or more persons to be officers of the Company to assist in carrying out the Board’s decisions and the day-to-day activities of the Company in its capacity as the general partner of the Partnership. Officers are not “managers” as that term is used in the Act. Any individuals who are elected as officers of the Company shall serve at the pleasure of the Board and shall have such titles and the authority and duties specified in this Agreement or otherwise delegated to each of them, respectively, by the Board from time to time.

(b) The officers of the Company (collectively, the “Officers”) may consist of a Chief Executive Officer, a Chief Financial Officer, one or more Presidents or Vice Presidents, a Treasurer, a Secretary and such other officers as the Board from time to time may deem proper. The Chairman of the Board, if any, who shall not be deemed to be an Officer unless he or she has otherwise been elected as such, shall be chosen from among the Directors. All Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to Section 6.13 and the specific provisions of this Article VII. The Board may from time to time elect such other Officers or appoint such agents as may be necessary or desirable for the conduct of the business of the Company as the general partner of the Partnership. Such other Officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in this Agreement or as may be prescribed by the Board, as the case may be from time to time.

Section 7.2 Election and Term of Office. The Officers shall be elected from time to time by the Board. Each Officer shall hold office until such person’s successor shall have been duly elected and qualified or until such person’s death or until he or she shall resign or be removed pursuant to Section 7.10.

Section 7.3 Chairman of the Board. The Chairman of the Board shall preside, if present, at all meetings of the Board and of the Limited Partners of the Partnership and shall perform such additional functions and duties as the Board may prescribe from time to time. The Directors also may elect a Vice Chairman of the Board to act in the place of the Chairman of the Board upon his or her absence or inability to act.

Section 7.4 Chief Executive Officer. The Chief Executive Officer, who may also be the Chairman or Vice Chairman of the Board and/or a President, shall have general and active management authority over the business of the Company and shall see that all orders and resolutions of the Board are carried into effect. The Chief Executive Officer shall also perform all duties and have all powers incident to the office of Chief Executive Officer and perform such other duties and may exercise such other powers as may be assigned by this Agreement or prescribed by the Board from time to time.

Section 7.5 Chief Financial Officer. The Chief Financial Officer shall, subject to the control of the Board and the Chief Executive Officer, in general, supervise and control the financial operations of the Company. The Chief Financial Officer shall perform all duties and have all powers incident to the office of Chief Financial Officer and perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or as may be prescribed by the Board from time to time.

Section 7.6 Presidents. Any President shall, subject to the control of the Board and the Chief Executive Officer, in general, supervise and control the business and affairs of the Company as delegated to them by the Chief Executive Officer or as may be prescribed by the Board from time to time. They shall also perform the usual and customary duties and have the powers that pertain to such offices and may perform such other duties as are delegated to them by the Chief Executive Officer or as may be prescribed by the Board from time to time.

Section 7.7 Vice Presidents. Any Executive Vice President, Senior Vice President and Vice President, in the order of seniority, unless otherwise determined by the Board, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President. They shall also perform the usual and customary duties and have the powers that pertain to such office and generally assist the President by executing contracts and agreements and exercising such other powers and performing such other duties as are delegated to them by the Chief Executive Officer or President or as may be prescribed by the Board from time to time.

Section 7.8 Treasurer. The Treasurer shall keep or cause to be kept the books of account of the Company and shall render statements of the financial affairs of the Company in such form and as often as required by this Agreement, the Board or a President. The Treasurer, subject to the order of the Board, shall have the custody of all funds and securities of the Company. The Treasurer shall perform the usual and customary duties and have the powers that pertain to such office and exercise such other powers and perform such other duties as are delegated to him by the Chief Executive Officer or a President or as may be prescribed by the Board from time to time.

Section 7.9 Secretary. The Secretary shall keep or cause to be kept, in one or more books provided for that purpose, the minutes of all meetings of the Board and the committees of the Board. The Secretary shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by Applicable Law; shall be custodian of the records and the seal of the Company (if any) and affix and attest the seal (if any) to all documents to be executed on behalf of the Company under its seal; and shall see that the books, reports, statements, certificates and other documents and records required by Applicable Law to be kept and filed are properly kept and filed; and in general, shall perform all duties and have all powers incident to the office of Secretary and perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or a President or as may be prescribed by the Board from time to time.

Section 7.10 Removal. Any Officer elected, or agent appointed, by the Board may be removed, with or without cause, by the affirmative vote of a majority of the Board. No Officer shall have any contractual rights against the Company for compensation by virtue of such election beyond the date of the election of such person’s successor, such person’s death, such person’s resignation or such person’s removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

Section 7.11 Vacancies. A newly created elected office and a vacancy in any elected office because of death, resignation or removal may be filled by the Board for the unexpired portion of the term at any meeting of the Board.

Section 7.12 Responsibility and Authority of Officers; Officer Standards of Conduct.

(a) General. The Officers may exercise only such powers of the Company and do such acts and things as are expressly authorized or delegated by this Agreement, the Partnership Agreement, any Joint Venture Agreement or any Group Member Agreement or by the Board. Notwithstanding any duty (including any fiduciary duty) otherwise existing at law or in equity, any action or omission taken or omitted by an Officer with respect to a matter approved by the Board in accordance with the provisions, and subject to the limitations, of this Agreement, the Partnership Agreement, any Joint Venture Agreement or any Group Member Agreement, shall not be deemed to be a breach of any duties owed by any Officer to the Company, any Member or any other Person bound by this Agreement. Notwithstanding anything to the contrary in this Agreement, each Officer’s duties with respect to the Company when acting in such Person’s capacity as an Officer of the Company shall be those duties that would be applicable if such Officer were an officer in a corporation organized under the laws of the State of Delaware (taking into account that the Company is a limited liability company), and no provision of this Agreement shall constitute a waiver as to any party serving as an Officer or employee of the Company, the Partnership or any of their respective Subsidiaries of fiduciary or other duties that an Officer or employee, respectively, of a Delaware corporation would normally have were the Company, the Partnership or such Subsidiary a corporation formed under the laws of the State of Delaware (taking into account that the Company is a limited liability company), to the extent such Person is acting in its capacity as an Officer or employee of the Company or one of its Subsidiaries (including the Partnership).

(b) Specified Standard. Whenever the Officers (in their capacities as such) make a determination or cause the Company to take or decline to take any action relating to the management and control of the business and affairs of the Partnership Group for which the Company is required to act in accordance with a particular standard under the Partnership Agreement, any Joint Venture Agreement or any Group Member Agreement, as applicable, then the Officers shall make such determination or cause the Company to take or decline to take such other action in accordance with such standard and, to the fullest extent permitted by Applicable Law, shall not be subject to any other or different standards or duties (including fiduciary duties) imposed by this Agreement, the Partnership Agreement, any Joint Venture Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Act or any other Applicable Law or in equity.

(c) Officers’ Delegation of Authority. Unless otherwise provided by resolution of the Board, no Officer shall have the power or authority to delegate to any Person such Officer’s rights and powers as an Officer to manage the business and affairs of the Company.

(d) Compensation. The Officers shall receive such compensation for their services as may be designated by the Board or any committee thereof established for the purpose of setting compensation.

ARTICLE VIII

INDEMNITY AND LIMITATION OF LIABILITY

Section 8.1 Indemnification.

(a) To the fullest extent permitted by Applicable Law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including any investigation, defense, settlement and appeal, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Company; provided, however, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in intentional fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 8.1 shall be made only out of the assets of the Company, it being agreed that no Member shall be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by Applicable Law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 8.1(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 8.1, the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 8.1.

(c) The indemnification provided by this Section 8.1 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Company may purchase and maintain (or reimburse its Affiliates for the cost of) insurance on behalf of the Indemnitees, the Company and its Affiliates and such other Persons as the Company shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 8.1, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to Applicable Law shall constitute “fines” within the meaning of this Section 8.1; and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(f) In no event may an Indemnitee subject any Member to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 8.1 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 8.1 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) Any amendment, modification or repeal of this Section 8.1 or any provision hereof shall be prospective only and shall not in any way terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 8.1 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(j) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND SUBJECT TO SECTION 8.1(A), THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 8.1 ARE INTENDED BY THE PARTIES TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.

(k) Notwithstanding anything to the contrary in this Article VIII, to the maximum extent permitted by Applicable Law, to the extent that an Indemnitee is also entitled to be indemnified by, or receive advancement of expenses from, the Partnership or any other member of the Partnership Group (an “Other Indemnitor”), with regards to any such liabilities and expenses, it is intended that (a) such Other Indemnitor shall be the indemnitor of first resort (i.e., its obligations to such Indemnitee are primary and any obligation of the Company (or any Affiliate thereof other than such Other Indemnitor) to provide indemnification or advancement for the same liabilities and damages incurred by such Indemnitee are secondary); (b) the Company’s obligation, if any, to indemnify or advance expenses to any Indemnitee shall be reduced by any amount such Indemnitee may collect as indemnification or advancement from such Other Indemnitor; and (c) if the Company (or any Affiliate thereof other than an Other Indemnitor) pays or causes to be paid, for any reason, any amounts that should have been paid by an Other Indemnitor, then (x) the Company (or any such Affiliate thereof other than an Other Indemnitor) shall be fully subrogated to all rights of the relevant Indemnitee with respect to such payment, and (y) each relevant Indemnitee shall assign to the Company all of the Indemnitee’s rights to advancement or indemnification from or with respect to such Other Indemnitor.

Section 8.2 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, the Partnership Agreement, any Joint Venture Agreement or any Group Member Agreement, no Indemnitee shall be liable for monetary damages to the Company, any Member or any other Person bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in intentional fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful.

(b) Subject to its obligations and duties as set forth in Article VI, the Board and any committee thereof and each Member, may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through the Company’s Officers or agents, and neither the Board nor any committee thereof nor any Member shall be responsible for any misconduct or negligence on the part of any such Officer or agent appointed by the Board or any committee thereof in good faith.

(c) Except as expressly set forth in this Agreement, none of the Members or any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Company or any other Member or any other Person bound by this Agreement, notwithstanding any duty otherwise existing at law or in equity, and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of any Member or any other Indemnitee otherwise existing under Applicable Law or in equity, are agreed by each Member, the Company and each other Person bound by this Agreement to replace such other duties and liabilities of such Member and such other Indemnitee.

(d) Any amendment, modification or repeal of this Section 8.2 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 8.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 8.3 Survival. The provisions of this Article VIII shall survive the dissolution, liquidation, winding up and termination of the Company.

ARTICLE IX

TAXES

Section 9.1 Tax Classification of the Company. The Company and the Members intend that, for U.S. federal and applicable state income tax purposes, the Company shall be treated as a partnership. Unless otherwise approved by the Members, neither the Company nor any Member shall make an election for the Company to be classified as other than a partnership for U.S. federal and applicable state income tax purposes.

Section 9.2 Tax Elections. The Company shall make the following elections:

(a) to elect the calendar year as the Company’s fiscal year if permitted by Applicable Law;

(b) to elect the accrual method of accounting;

(c) upon any written request by a Member, to make a timely election under Section 754 of the Code, and

(d) to make any other election with respect to such other federal, state and local tax matters as the Board shall approve.

Section 9.3 Partner Representative. Justin M. Vaughn shall be the partnership representative of the Company within the meaning of Section 6223(a) of the Code (the “Partnership Representative”). The Partnership Representative is authorized to take such actions and to execute and file all statements and forms on behalf of the Company which may be permitted or required by the applicable provisions of the Code or Treasury Regulations issued thereunder. The Partnership Representative shall have the sole authority to act on behalf of the Company under Subchapter C of Chapter 63 of the Code and in any tax proceedings brought by other taxing authorities, and the Company and all Members shall be bound by the actions taken by the Partnership Representative in such capacity.

Section 9.4 Tax Returns. The Partnership Representative shall, at the expense of the Company, cause to be prepared and timely filed all U.S. federal, state and local and foreign tax returns required to be filed by the Company with any taxing authority. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. To the extent applicable, the Company shall deliver to each Member as soon as applicable after the end of each calendar year a Schedule K-1 together with such additional information as may be required for the Members (or their owners) to file their individual returns reflecting the Company’s operations. The Company shall bear the costs of the preparation and filing of its tax returns.

ARTICLE X

Assignments

Section 10.1 Assignment by Members.

(a) In addition to any restrictions that are imposed under applicable securities laws, no Member’s Common Units shall be Transferred, in whole or in part, without the prior written consent of at least two-thirds (2/3) of the Board (without the inclusion of the Member Transferring such Member’s Common Units). Any attempt by a Member to Transfer its Common Units in violation of the immediately preceding sentence shall be void ab initio. Notwithstanding anything herein to the contrary, unless otherwise agreed to in writing by the Company (with approval by at least two-thirds (2/3) of the Board), no Transfer of Common Units otherwise permitted or required by this Agreement shall be effective unless and until any Transferee who is not already a party to this Agreement shall execute and deliver to the Company an Addendum Agreement in the form attached hereto as Exhibit B (an “Addendum Agreement”) in which such Transferee agrees to be bound by this Agreement and to observe and comply with this Agreement and with all obligations and restrictions imposed on the Members hereby.

(b) Unless an assignee of a Common Unit becomes a substituted Member in accordance with the provisions set forth below, such assignee shall not be entitled to any of the rights granted to a Member hereunder, other than the right to receive allocations of income, gains, losses, deductions, credits, and similar items and distributions to which the assignor would otherwise be entitled, to the extent such items are assigned. The Company shall be entitled to treat the record holder of any Common Units as the absolute Member thereof in all respects and shall incur no liability for distributions of cash or other property made in good faith to such Member until such time as the assignee of such Common Units has become a substituted Member as provided herein.

(c) Any Person that acquires Common Units pursuant to a Transfer of Common Units to such Person by a Member strictly in accordance with this Article X and the other provisions of this Agreement or pursuant to an issuance to such Person by the Company in accordance with this Agreement shall automatically be admitted as a Member without further action by the Company. No other Person (including an assignee of a Common Unit) shall become a substituted Member entitled to all of the rights of a Member, unless (i) the assignor gives the assignee such right, (ii) the Company (with approval by at least two-thirds (2/3) of the Board (without the inclusion of the Member Transferring such Member’s Common Units)) consents in writing to such substitution, the granting or denying of which shall be in its sole discretion, (iii) the assignee executes and delivers such instruments, in form and substance satisfactory to the Board, as the Board may deem necessary or desirable to effect such substitution and to confirm the agreement of the assignee to be bound by all of the terms and provisions of this Agreement, including but not limited to an Addendum Agreement, and (iv) if the Board so requires, the assignee reimburses the Company for any costs incurred by the Company in connection with such assignment and substitution. Upon the satisfaction of such requirements, such assignee shall be admitted as of such date as shall be provided for in any document evidencing such assignment as a substituted Member of the Company.

(d) A Member making a Transfer permitted by this Agreement shall (i) at least ten (10) Business Days before such Transfer, deliver to the Company a duly completed and executed IRS Form W-9, or (ii) if such transferor Member is a non-U.S. person or does not furnish a duly completed and executed IRS Form W-9, no more than fifteen (15) Business Days following such Transfer, provide to the Company (A) an affidavit of non-foreign status with respect to such transferor Member that satisfies the requirements of Section 1446(f)(2) of the Code or other documentation acceptable to the Board establishing an exemption from withholding pursuant to Section 1445 or 1446(f) of the Code or (B) proof that the transferee Member has properly withheld and remitted to the Internal Revenue Service the amount of Tax required to be withheld upon the Transfer by Section 1445 and Section 1446(f) of the Code. The transferor Member and the transferee Member shall promptly provide any additional documentation or information (including any documentation, certifications, or information provided by such Members) that is requested by the Board in connection with determining the application of any tax-related obligations (including any tax withholding or filing requirements) of the Company in connection with the Transfer. The transferee Member acknowledges that if it fails to comply fully with its withholding obligations under applicable law or fails to furnish to the Company evidence of such withholding, the Company may withhold from distributions to the transferee Member. Without limiting the foregoing and notwithstanding anything in this Agreement, if the Company is obligated to pay or incurs any withholding or other tax obligations (including penalties, interest and any addition to tax) to any governmental authority that are attributable to the Transfer, including, without limitation, on account of Sections 864(c)(8), 897(g), 1445 or 1446 of the Code, then (i) both the transferor Member and the transferee Member shall indemnify the Company in full for the entire amount paid, payable, or incurred, (ii) the Company may offset any future distributions to which the transferee Member is otherwise entitled under the Agreement against the transferee Member’s obligation to indemnify the Company under this Section 10.1(d) and (iii) such amounts so offset from future distributions shall be treated as if such amounts were distributed by the Company to the transferee Member. The obligations of the transferee Member set forth in this Section 10.1(d) shall survive any event that causes it to cease to be a Member in the Company.

Section 10.2 Compliance with Securities Laws. Anything in this Agreement to the contrary notwithstanding, no Transfer of Common Units (or other equity interests) of the Company otherwise permitted or required by this Agreement shall be made unless such Transfer is in compliance with federal and state securities laws, including without limitation the Securities Act and the rules and regulations thereunder.

ARTICLE XI

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

Section 11.1 Maintenance of Books.

(a) The Board shall keep or cause to be kept at the principal office of the Company or at such other location approved by the Board complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of the Board and any other books and records that are required to be maintained by Applicable Law.

(b) The books of account of the Company shall be maintained on the basis of a fiscal year that is the calendar year and on an accrual basis in accordance with United States generally accepted accounting principles, consistently applied.

Section 11.2 Reports. The Board shall cause to be prepared and delivered to the Members such reports, forecasts, studies, budgets and other information as the Members may reasonably request from time to time.

Section 11.3 Bank Accounts. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board. All withdrawals from any such depository shall be made only as authorized by the Board and shall be made only by check, wire transfer, debit memorandum or other written instruction.

ARTICLE XII

DISSOLUTION, WINDING-UP, TERMINATION AND CONVERSION

Section 12.1 Dissolution.

(a) The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):

(i) an election to dissolve the Company by the Members;

(ii) entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act; and

(iii) at any time there are no Members of the Company, unless the Company is continued in accordance with the Act or this Agreement.

(b) No other event shall cause a dissolution of the Company.

(c) Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.

Section 12.2 Winding-Up and Termination.

(a) On the occurrence of a Dissolution Event, the Board will appoint a liquidator (which shall be the “liquidating trustee” for purposes of the Act). The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense. The steps to be accomplished by the liquidator are as follows:

(i) as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last day of the month in which the dissolution occurs or the final winding up is completed, as applicable;

(ii) subject to the Act, the liquidator shall satisfy all of the debts, liabilities and obligations of the Company (including all expenses incurred in winding up), whether by payment or the making of adequate provision for payment and satisfaction thereof (including the establishment of a cash escrow fund for contingent, conditional and unmatured liabilities in such amount and for such term as the liquidator may reasonably determine); and

(iii) (iii) all remaining assets, or proceeds from the sale of the assets, of the Company shall be distributed to the Members in accordance with Section 5.1.

Section 12.3 Certificate of Cancellation. On completion of the winding up of the Company as provided herein and under the Act, the liquidator (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing and effectiveness of such certificate of cancellation, the existence of the Company shall terminate.

ARTICLE XIII

GENERAL PROVISIONS

Section 13.1 Offset. Whenever the Company is to pay any sum to a Member, any amounts that such Member owes the Company may be deducted from that sum before payment.

Section 13.2 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, facsimile or electronic mail, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by facsimile or electronic mail. Notice otherwise sent as provided herein shall be deemed given upon delivery of such notice:

To the Company:

Peak Resources GP LLC

1910 Main Avenue

Durango, Colorado 81301

Attention: Jack. E. Vaughn

Email: jvaughn@colopeaks.com

With a copy to:

Akin Gump Strauss Hauer & Feld LLP

2300 N. Field Street, Suite 1800

Dallas, Texas 75201

Attention: Jesse E. Betts

Email: jbetts@akingump.com

To the Members, to the address set forth on Schedule 1.

Section 13.3 Entire Agreement; Superseding Effect. This Agreement constitutes the entire agreement of the Members relating to the Company and the transactions contemplated hereby, and supersedes all provisions and concepts contained in all prior contracts or agreements by the Members with respect to the Company, whether oral or written.

Section 13.4 Amendment or Restatement. This Agreement may be amended or restated only by a written instrument executed by the Members.

Section 13.5 Binding Effect. This Agreement is binding on and shall inure to the benefit of the Members and their respective successors and permitted assigns.

Section 13.6 Governing Law; Invalidity of Provisions. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 13.7 Arbitration. Each of the parties shall use its reasonable efforts to resolve any dispute among the parties, whether based on contract, tort, statute, or other legal or equitable theory, including any question as to the validity or effect of this Agreement or this Section 13.7 (each a “Dispute”), that arises out of or relates to this Agreement (or any amendment or other agreement contemplated hereby), or the breach thereof, and to settle any such Dispute through joint cooperation and consultation. Any Dispute that the parties are unable to resolve within sixty (60) days after giving notice of a Dispute and requesting joint cooperation and consultation shall be exclusively resolved by final and binding arbitration before a single arbitrator selected and serving under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). Any such arbitration shall be held in Wilmington, Delaware unless another location is mutually agreed upon by the parties to such arbitration. Any Dispute shall be submitted to the arbitrator for final resolution no later than six months after the preliminary hearing. If this Section 13.7 is for any reason held to be invalid or otherwise inapplicable with respect to a Dispute, then any action or proceeding brought with respect to a Dispute shall be filed and maintained solely and exclusively in the state courts in the State of Delaware or in the United States District Court for the District of Delaware (collectively, the “Delaware Courts”). With respect to any action or proceeding to confirm, modify, or vacate any arbitral award or to seek injunctive or other similar relief in the event of the breach or threatened breach of this Agreement (or any amendment or other agreement contemplated hereby), each party irrevocably and unconditionally (and without limitation): (i) submits to and accepts, for itself and in respect of its assets, generally and unconditionally the jurisdiction of the Delaware Courts; (ii) waives any objection it may have now or in the future that such action or proceeding has been brought in an inconvenient forum; (iii) agrees that in any such action or proceeding it will not raise, rely on or claim any immunity (including from suit, judgment, attachment before judgment or otherwise, execution or other enforcement); (iv) waives any right of immunity which it has or its assets may have at any time; and (v) consents generally to the giving of any relief or the issue of any process in connection with any such action or proceeding including the making, enforcement or execution of any order or judgment against any of its property. Each arbitration, action, or proceeding conducted pursuant to this Section 15.03 shall be confidential to the fullest extent permitted by Applicable Law, and all information relating to or disclosed by any party thereto in connection with such arbitration, action, or proceeding shall be treated as confidential information and no disclosure of such information shall be made by any party thereto, its Affiliates or the arbitrator without the prior written consent of the party thereto furnishing such information, except as required by Applicable Law or to confirm, modify, or vacate any arbitral award; provided, however, that (a) in complying with Applicable Law the party must use best efforts to protect the confidential information from disclosure, and (b) any arbitral award must be filed or submitted under seal or in camera to maintain its confidential status. The parties in any arbitration, action, or proceeding, including any proceeding to confirm, modify, or vacate any arbitral award, shall receive, in addition to any other award of damages or other relief, reimbursement from the other party of all costs and expenses, including filing fees, court costs, expert witness fees, the arbitrator’s fees, the AAA’s fees, and reasonable and necessary legal fees.

Section 13.8 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, FOR ITSELF AND ITS AFFILIATES, ANY RIGHT WHICH ANY ONE OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, ACTION, SUIT OR PROCEEDING (WHETHER AT LAW OR IN EQUITY) BASED ON, ARISING OUT OF, RELATED TO, OR CONNECTED IN ANY WAY WITH THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE AND WHETHER ASSERTED BY WAY OF COMPLAINT, ANSWER, CROSS CLAIM, COUNTERCLAIM, AFFIRMATIVE DEFENSE OR OTHERWISE. NO PARTY SHALL SEEK TO CONSOLIDATE ANY LITIGATION, ACTION, SUIT OR PROCEEDING IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

Section 13.9 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Members shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

[Signature Page Follows]

IN WITNESS WHEREOF, each Member has executed this Agreement as of the date first set forth above.

MEMBERS:

Bryan H. Lawrence

Bryan R. Lawrence

Jack E. Vaughn

Ali A. Kouros

Glen E. Christiansen

Justin M. Vaughn

Schedule 1

Names, Addresses, Capital Contributions and Percentage Interests

Name and Address	Capital Contributions	Common Units	Percentage Interest
Bryan H. Lawrence 410 Park Avenue, 20th Floor New York, New York 10022	$500,000	5.0	50%
Bryan R. Lawrence 410 Park Avenue, 20th Floor New York, New York 10022	$100,000	1.0	10%
Jack E. Vaughn 1910 Main Avenue Durango, Colorado 81301	$100,000	1.0	10%
Ali A. Kouros 410 Park Avenue, 19th Floor New York, New York 10022	$100,000	1.0	10%
Glen E. Christiansen 1910 Main Avenue Durango, Colorado 81301	$100,000	1.0	10%
Justin M. Vaughn 1910 Main Avenue Durango, Colorado 81301	$100,000	1.0	10%

TOTAL:	$1,000,000	10	100%

Exhibit A

DIRECTORS

Jack E. Vaughn	Chairman of the Board of Directors

Ali A. Kouros	Director

Bryan H. Lawrence	Director

Bryan R. Lawrence	Director

Greg J. LeBlanc	Director

Paul A. Vermylen, Jr.	Director

Exhibit B

FORM OF ADDENDUM AGREEMENT

This Addendum Agreement is made this     day of    , 202  , by and between       (the “Transferee”) and Peak Resources GP LLC, a Delaware limited liability company (the “Company”), pursuant to the terms of that certain First Amended and Restated Limited Liability Company Agreement of the Company dated as of [•], 2024, including all exhibits thereto (the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

WITNESSETH:

WHEREAS, the Company and the Members have required in the Agreement that all Persons to whom Common Units of the Company are Transferred and all other Persons acquiring any membership interests in the Company (including Common Units) must enter into an Addendum Agreement binding the Transferee to the Agreement to the same extent as if they were original parties thereto and imposing the same restrictions and obligations on the Transferee and the membership interests in the Company (including the Common Units) to be acquired by the Transferee as are imposed upon the Members under the Agreement;

NOW, THEREFORE, in consideration of the mutual promises of the parties and as a condition of the purchase or receipt by the Transferee of the Common Units, the Transferee acknowledges and agrees as follows:

1. The Transferee has received and read the Agreement and acknowledges that the Transferee is acquiring the Common Units subject to the terms and conditions of the Agreement.

2. The Transferee agrees that the Common Units acquired or to be acquired by the Transferee are bound by and subject to all of the terms and conditions of the Agreement, and hereby joins in, and agrees to be bound, by, and shall have the benefit of, all of the terms and conditions of the Agreement to the same extent as if the Transferee were an original party to the Agreement; provided, however, that the Transferee’s joinder in the Agreement shall not constitute admission of the Transferee as a Member unless and until the Transferee is duly admitted in accordance with the terms of the Agreement. This Addendum Agreement shall be attached to and become a part of the Agreement.

3. Any notice required as permitted by the Agreement shall be given to Transferee at the address listed beneath the Transferee’s signature below.

Transferee

Address:

AGREED TO on behalf of the Members of the Company pursuant Section 10.1 of the Agreement.

PEAK RESOURCES GP LLC

By:
Name:
Title: